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                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT



         We consent to the incorporation by reference in this Registration Statement of Kaneb Pipe Line Operating Partnership, L.P. on Form S-3 of our report dated March 16, 2001 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the restatement of the 1999 financial statements and the sale of the company effective January 1, 2001) of Shore Terminals LLC as of and for the years ended December 31, 2000 and 1999 appearing in the current report on Form 8-K/A of Kaneb Pipe Line Partners, L.P. and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




                                                 Deloitte & Touche LLP

Des Moines, Iowa
October 11, 2001